FOR IMMEDIATE RELEASE	CONTACTS:	Christine Waller (Media)
724.514.1968
Melissa Trombetta (Investors)
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Mylan Reports Second Quarter 2019 Results
HERTFORDSHIRE, ENGLAND AND PITTSBURGH - July 29, 2019 - Mylan N.V. (NASDAQ: MYL) today announced its financial results for the three and six months ended June 30, 2019.
Second Quarter 2019 Financial Highlights

•
U.S. GAAP diluted loss per ordinary share ("U.S. GAAP EPS") of $(0.33) as compared to earnings of $0.07 per ordinary share in the prior year period and adjusted diluted earnings per ordinary share ("adjusted EPS") of $1.03, as compared to $1.07 in the prior year period.

•	Total revenues of $2.85 billion, up 2% compared to the prior year period.

•	Revenue Highlights:

◦	Rest of World segment net sales of $805.2 million, up 5%, up 10% on a constant currency basis.

◦	North America segment net sales of $1.02 billion, up 2% on an actual and constant currency basis.

◦	Europe segment net sales of $989.6 million, flat, up 6% on a constant currency basis.

•
U.S. GAAP net cash provided by operating activities for the three months ended June 30, 2019 of $668.9 million, compared to $430.2 million in the prior year period and adjusted free cash flow for the three months ended June 30, 2019 of $723.7 million, compared to $661.4 million in the prior year period.

•
U.S. GAAP net cash provided by operating activities for the six months ended June 30, 2019 of $629.2 million, compared to $1.05 billion in the prior year period and adjusted free cash flow for the six months ended June 30, 2019 of $750.8 million, compared to $1.33 billion in the prior year period, both driven primarily by an increased investment in working capital.

•
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures. Please see "Non-GAAP Financial Measures" for additional information.

Mylan CEO Heather Bresch said: “Mylan’s second quarter performance was strong as we delivered or exceeded on expectations across all financial metrics. In addition, based upon our strong execution against our plan, we remain on track to deliver on our 2019 guidance.”

Mylan CFO Ken Parks added, "Mylan continues to generate strong cash flow with approximately $724 million of adjusted free cash flow in the second quarter of 2019, up 9% from the prior year and ahead of our expectations. Our performance highlights our stable and durable cash flow profile and allows us to remain committed to our deleveraging strategy to repay $1.1 billion of debt by the end of 2019.  We also remain fully committed to maintaining our investment grade credit rating. For the full year 2019, we are reaffirming our guidance ranges for total revenue of $11.5 billion to $12.5 billion, adjusted EPS guidance range of $3.80 to $4.80 and adjusted free cash flow range of $1.9 billion to $2.3 billion."

Financial Summary

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(Unaudited; in millions, except per share amounts and %s)	2019	2018	Percent Change	2019	2018	Percent Change
Total Revenues (1)	$2,851.5	$2,808.3	2%	$5,347.0	$5,492.8	(3)%
North America Net Sales	1,023.4	1,000.8	2%	1,946.3	1,986.1	(2)%
Europe Net Sales	989.6	990.6	—%	1,884.9	2,029.0	(7)%
Rest of World Net Sales	805.2	764.1	5%	1,447.6	1,390.8	4%
Other Revenues	33.3	52.8	(37)%	68.2	86.9	(22)%

U.S. GAAP Gross Profit	$932.6	$962.5	(3)%	$1,737.8	$1,946.8	(11)%
U.S. GAAP Gross Margin	32.7%	34.3%		32.5%	35.4%
Adjusted Gross Profit (2)	$1,533.1	$1,495.7	3%	$2,873.8	$2,915.5	(1)%
Adjusted Gross Margin (2)	53.8%	53.3%		53.7%	53.1%

U.S. GAAP Net (Loss) Earnings	$(168.5)	$37.5	(549)%	$(193.5)	$124.6	(255)%
U.S. GAAP EPS	$(0.33)	$0.07	(571)%	$(0.38)	$0.24	(258)%
Adjusted Net Earnings (2)	$532.8	$551.5	(3)%	$954.7	$1,047.1	(9)%
Adjusted EPS (2)	$1.03	$1.07	(4)%	$1.85	$2.03	(9)%

EBITDA (2)	$596.7	$682.7	(13)%	$1,130.9	$1,346.5	(16)%
Adjusted EBITDA (2)	$847.4	$866.6	(2)%	$1,557.6	$1,680.5	(7)%
___________

(1)	Amounts exclude intersegment revenue that eliminates on a consolidated basis.

(2)	Non-GAAP financial measures. Please see "Non-GAAP Financial Measures" for additional information.

Second Quarter 2019 Financial Results
Total revenues for the three months ended June 30, 2019 were $2.85 billion, compared to $2.81 billion for the comparable prior year period, representing an increase of $43.2 million, or 2%. Total revenues include both net sales and other revenues from third parties. Net sales for the current quarter were $2.82 billion, compared to $2.76 billion for the comparable prior year period, representing an increase of $62.7 million, or 2%. Other revenues for the current quarter were $33.3 million, compared to $52.8 million for the comparable prior year period, a decrease of $19.5 million.
The increase in net sales included an increase in the North America segment of 2% and in the Rest of World segment of 5%. Net sales in the Europe segment were essentially flat when compared to the prior year period. Mylan’s net sales were unfavorably impacted by the effect of foreign currency translation, primarily reflecting changes in the U.S. Dollar as compared to the currencies of Mylan’s subsidiaries in India, the European Union and Australia. The unfavorable impact of foreign currency translation on current period net sales was approximately $93.6 million, or 3%. On a constant currency basis, net sales increased by approximately $156.3 million, or 6%. This increase was primarily driven by new product sales, partially offset by a decrease in net sales from existing products as a result of lower volumes and, to a lesser extent, pricing. Below is a summary of net sales in each of our segments for the three months ended June 30, 2019:

•
Net sales from North America segment totaled $1.02 billion in the current quarter, an increase of $22.6 million or 2% when compared to the prior year period. This increase was primarily driven by new product sales partially offset by lower volumes of existing products and, to a lesser extent, pricing. New product sales were primarily driven by sales of Fulphila™ (biosimilar to Neulasta®) and the WixelaTM InhubTM. The volume decline from existing products was due to changes in the competitive environment. The impact of foreign currency translation on current period net sales was insignificant within North America.

•
Net sales from Europe segment totaled $989.6 million in the current quarter, a decrease of $1.0 million, when compared to the prior year period. This decrease was primarily the result of the unfavorable impact of foreign currency translation of approximately $59.5 million or 6%, and to a lesser extent, pricing on existing products. The unfavorable impact of foreign currency translation was offset by new product sales, including Hulio™ and the TOBI Podhaler®, and higher volumes of existing products. Constant currency net sales increased by approximately $58.5 million, or 6%, when compared to the prior year period.

•
Net sales from Rest of World segment totaled $805.2 million in the current quarter, an increase of $41.1 million or 5% when compared to the prior year period. This increase was primarily the result of higher volumes of existing products primarily driven by products sold in China and new product sales in Australia and emerging markets. These increases were partially offset primarily by the unfavorable impact of foreign currency translation and, to a lesser extent, by lower pricing on existing products. Overall, net sales from Rest of World were unfavorably impacted by the effect of foreign currency translation by approximately $31.9 million, or 4%. Constant currency net sales increased by approximately $73.0 million, or 10% when compared to the prior year period.

U.S. GAAP gross profit was $932.6 million and $962.5 million for the second quarter of 2019 and 2018, respectively. U.S. GAAP gross margins were 33% and 34% in the second quarter of 2019 and 2018, respectively. U.S. GAAP gross margins were negatively impacted by the incremental amortization from product acquisitions and by expenses related to the recall of Valsartan products, each of which decreased gross margins by approximately 50 basis points. Gross margins were also negatively impacted as a result of lower gross profit for sales of existing products partially offset by the impact from new product sales. In addition, gross margins were negatively affected by approximately 25 basis points as a result of incremental manufacturing expenses, site remediation expenses and incremental restructuring charges incurred during the current period principally as a result of the activities at the Company’s Morgantown plant. Adjusted gross profit was $1.53 billion and adjusted gross margins were 54% for the second quarter of 2019 compared to adjusted gross profit of $1.50 billion and adjusted gross margins of 53% in the prior year period.
R&D expense for the three months ended June 30, 2019 was $147.6 million, compared to $206.7 million for the comparable prior year period, a decrease of $59.1 million. This decrease was primarily due to lower expenditures related to the reprioritization of global programs, and higher payments in the prior year period related to licensing arrangements for products in development.
SG&A expense for the three months ended June 30, 2019 was $668.6 million, compared to $623.3 million for the comparable prior year period, an increase of $45.3 million. The increase was primarily due to continued investments in selling and marketing activities. Also impacting the quarter was higher share-based compensation expense due to a reduction of approximately $23.5 million in the second quarter of 2018 related to certain performance-based awards and a decrease in bad debt expense of approximately $28.5 million related to a special business interruption event for one customer in the prior year period.
During the second quarter of 2019, the Company recorded a net charge of $20.9 million in Litigation settlements and other contingencies, net compared to a net gain of $46.4 million in the comparable prior year period. During the three months ended June 30, 2019, the Company recognized expense of approximately $18.0 million for a settlement in principle related to the modafinil antitrust matter, approximately $30.0 million for a settlement in principle with the SEC in connection with the SEC staff's investigation of the Company's public disclosures regarding its 2016 settlement with the Department of Justice concerning the EpiPen Medicaid Drug Rebate Program, which remains subject to SEC approval, and a gain of $24.8 million for fair value adjustments related to the contingent consideration for the acquisition of the exclusive worldwide rights to develop, manufacture and commercialize a generic equivalent to GlaxoSmithKline’s Advair Diskus® and Seretide® Diskus incorporating Pfizer Inc.’s proprietary dry powder inhaler delivery platform (the “respiratory delivery platform”). During the three months ended June 30, 2018, the Company recorded a gain of approximately $32.7 million for a fair value adjustment related to the respiratory delivery platform contingent consideration. The fair value adjustment was the result of changes to assumptions relating to the timing of product launch along with other competitive and market factors. In addition, the Company recognized a net gain for litigation settlements primarily related to the favorable resolution of certain patent infringement matters.
U.S. GAAP (loss) net earnings decreased by $206.0 million to a loss of $168.5 million for the three months ended June 30, 2019, compared to earnings of $37.5 million for the prior year period and U.S. GAAP EPS decreased from $0.07 in the prior year period to $(0.33) in the current quarter. The Company recognized a U.S. GAAP income tax provision of $116.4 million in the current year period, compared to a U.S. GAAP income tax benefit of $18.8 million for the comparable prior year period. The increase primarily relates to tax expense of approximately $129.9 million for a settlement in principle with the Internal Revenue Service ("IRS") to resolve federal tax matters related to the 2015 EPD Business Acquisition (as defined below), including adjusting the interest rates used for intercompany loans and confirming our status as a non-U.S. corporation for U.S. federal income tax purposes. We are currently in the process of memorializing our closing agreement with the IRS, which we expect to enter into in the third quarter. Adjusted net earnings decreased to $532.8 million compared to $551.5 million for the prior year period. Adjusted EPS decreased to $1.03 from $1.07 in the prior year period.
EBITDA was $596.7 million for the current quarter and $682.7 million for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $847.4 million for the current quarter and $866.6 million for the comparable prior year period.

Six Months Ended June 30, 2019 Financial Results
Total revenues for the six months ended June 30, 2019 were $5.35 billion, compared to $5.49 billion for the comparable prior year period, representing a decrease of $145.8 million, or 3%. Total revenues include both net sales and other revenues from third parties. Net sales for the six months ended June 30, 2019 were $5.28 billion, compared to $5.41 billion for the comparable prior year period, representing a decrease of $127.1 million, or 2%. Other revenues for the six months ended June 30, 2019 were $68.2 million, compared to $86.9 million for the comparable prior year period.
The decrease in net sales included a decrease in the Europe segment of 7% and in the North America segment of 2%. These decreases were partially offset by an increase in the Rest of World segment of 4%. Mylan’s net sales were unfavorably impacted by the effect of foreign currency translation, primarily reflecting changes in the U.S. Dollar as compared to the currencies of Mylan’s subsidiaries in India, Australia, and the European Union. The unfavorable impact of foreign currency translation on current year net sales was approximately $225.6 million, or 4%. On a constant currency basis, the increase in net sales was approximately $98.5 million, or 2% for the six months ended June 30, 2019. This increase was primarily driven by new product sales, partially offset by a decrease in net sales from existing products as a result of lower volumes and, to a lesser extent, pricing. Below is a summary of net sales in each of our segments for the six months ended June 30, 2019:

•
Net sales from North America segment totaled $1.95 billion during the six months ended June 30, 2019, a decrease of $39.8 million or 2% when compared to the prior year period. This decrease was due primarily to lower volumes of existing products, driven by changes in the competitive environment and the impact of the Morgantown plant remediation activities, and to a lesser extent pricing. These decreases were partially offset by new product sales, including WixelaTM InhubTM and Fulphila™ (biosimilar to Neulasta®). The impact of foreign currency translation on current period net sales was insignificant within North America.

•
Net sales from Europe segment totaled $1.88 billion during the six months ended June 30, 2019, a decrease of $144.1 million or 7% when compared to the prior year period. This decrease was primarily the result of the unfavorable impact of foreign currency translation of approximately $137.0 million or 7%. Sales of existing products were negatively impacted by lower pricing and, to a lesser extent, volumes, partially offset by new product sales. Constant currency net sales decreased by approximately $7.1 million when compared to the prior year period.

•
Net sales from Rest of World segment totaled $1.45 billion during the six months ended June 30, 2019, an increase of $56.8 million or 4% when compared to the prior year period. This increase was primarily the result of new product sales, primarily in Australia and emerging markets, and higher volumes of existing products. Increased volumes of existing products was primarily driven by the Company’s anti-retroviral therapy franchise. This increase was partially offset primarily by the unfavorable impact of foreign currency translation and, to a lesser extent, by lower pricing on existing products. Overall, net sales from Rest of World were unfavorably impacted by the effect of foreign currency translation of approximately $83.7 million, or 6%. Constant currency net sales increased by approximately $140.5 million or 10% when compared to the prior year period.

U.S. GAAP gross profit was $1.74 billion and $1.95 billion for the six months ended June 30, 2019 and 2018, respectively. U.S. GAAP gross margins were 33% and 35% for the six months ended June 30, 2019 and 2018, respectively. U.S. GAAP gross margins were negatively affected by approximately 140 basis points as a result of incremental manufacturing expenses, site remediation expenses and incremental restructuring charges incurred during the current period principally as a result of the activities at the Company’s Morgantown plant. In addition, gross margins were negatively impacted as a result of lower gross profit for sales of existing products partially offset by the impact from new product sales. Gross margins were also negatively impacted by approximately 50 basis points related to the incremental amortization from product acquisitions and by approximately 30 basis points for expenses related to the recall of Valsartan products. Adjusted gross profit was $2.87 billion and adjusted gross margins were 54% for the six months ended June 30, 2019 compared to adjusted gross profit of $2.92 billion and adjusted gross margins of 53% in the prior year period.
R&D expense for the six months ended June 30, 2019 was $320.2 million, compared to $411.6 million for the comparable prior year period, a decrease of $91.4 million. This decrease was primarily due to lower expenditures related to the reprioritization of global programs, and higher payments in the prior year period related to licensing arrangements for products in development.
SG&A expense for the six months ended June 30, 2019 was $1.28 billion, compared to $1.23 billion for the comparable prior year period, an increase of $45.7 million. This increase was primarily due to continued investment in selling and marketing activities. Also impacting the six-month period was higher share-based compensation expense due to a reduction of approximately $23.5 million in the second quarter of 2018 related to certain performance-based awards and a decrease in bad debt expense of approximately $23.3 million related to a special business interruption event for one customer in the prior year period.
During the six months ended June 30, 2019 the Company recorded a net charge of $21.6 million in Litigation settlements and other contingencies, net compared to a net gain of $30.2 million in the comparable prior year period. During the six months ended June 30, 2019, the Company recognized litigation related charges of approximately $50.5 million primarily related to the matters settled during the second quarter of 2019, which was partially offset by a gain of $28.9 million for fair value adjustments related to the respiratory delivery platform contingent consideration. During the six months ended June 30, 2018, the Company recognized a gain of approximately $14.7 million related to a favorable litigation settlement, which was partially offset by litigation related charges of approximately $13.3 million related to an anti-trust and a patent infringement matter. In addition, the Company recognized a net gain of $30.0 million for a fair value adjustment of the respiratory delivery platform contingent consideration. The fair value adjustment was the net result of changes to assumptions relating to the timing of product launch along with other competitive and market factors.
U.S. GAAP net (loss) earnings decreased by $318.1 million to a loss of $193.5 million for the six months ended June 30, 2019, compared to earnings of $124.6 million for the prior year period and U.S. GAAP EPS decreased from $0.24 in the prior year period to $(0.38) for the six months ended June 30, 2019. The Company recognized a U.S. GAAP income tax provision of $26.9 million compared to a U.S. GAAP income tax benefit of $95.4 million for the comparable prior year period. The change includes the impact of the previously described settlement in principle with the IRS. Adjusted net earnings decreased to $954.7 million compared to $1.05 billion for the prior year period. Adjusted EPS decreased to $1.85 from $2.03 in the prior year period.
EBITDA was $1.13 billion for the six months ended June 30, 2019, and $1.35 billion for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $1.56 billion for the six months ended June 30, 2019 and $1.68 billion for the comparable prior year period.
Cash Flow
U.S. GAAP net cash provided by operating activities for the three and six months ended June 30, 2019 was $668.9 million and $629.2 million, compared to $430.2 million and $1.05 billion in the comparable prior year periods. Capital expenditures were approximately $44.1 million and $97.2 million for the three and six months ended June 30, 2019 compared to approximately $45.2 million and $75.9 million for the comparable prior year periods.

Adjusted net cash provided by operating activities for the three and six months ended June 30, 2019 was $767.8 million and $848.0 million compared to adjusted net cash provided by operating activities of $706.6 million and $1.40 billion for the comparable prior year periods. Adjusted free cash flow, defined as adjusted net cash provided by operating activities less capital expenditures, was $723.7 million and $750.8 million for the three and six months ended June 30, 2019, compared to $661.4 million and $1.33 billion in comparable the prior year periods.
Conference Call and Earnings Materials
Mylan N.V. will host a conference call and live webcast, today at 8:30 a.m. ET, to discuss its financial results for the second quarter ended June 30, 2019. The earnings call can be accessed live by dialing either 855.895.8759 in the United States and Canada or 503.343.6044 for international callers. The password is “Analyst Call.” Please join the call five minutes prior to the start time to avoid operator hold times. The webcast can also be viewed at the following address on the Company's website: investor.mylan.com. The Q2 2019 "Earnings Call Presentation", which will be referenced during the call can be found at investor.mylan.com. A replay of the webcast will also be available on our website for a limited time beginning later this week.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted EPS, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, adjusted R&D and as a % of total revenues, adjusted SG&A and as a % of total revenues, adjusted earnings from operations, adjusted interest expense, adjusted other income, adjusted effective tax rate, notional debt to Credit Agreement Adjusted EBITDA leverage ratio, long term average debt to Credit Agreement Adjusted EBITDA leverage ratio target, adjusted net cash provided by operating activities, adjusted free cash flow, constant currency total revenues and constant currency net sales are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Mylan N.V. ("Mylan" or the "Company"). Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. Management’s annual incentive compensation is derived, in part, based on the adjusted EPS metric and the adjusted free cash flow metric. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA and Credit Agreement Adjusted EBITDA (as defined below) pursuant to our Credit Agreements is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measures of "constant currency" total revenues and net sales. These measures provide information on the change in total revenues and net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales and total revenues performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. The "Summary of Total Revenues by Segment" table below compares net sales on an actual and constant currency basis for each reportable segment for the quarters ended June 30, 2019 and 2018 as well as for total revenues. Also, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations--Use of Non-GAAP Financial Measures section of Mylan’s Quarterly Report on Form 10-Q for the three months ended June 30, 2019 (the "Form 10-Q").
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, including changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.
Reconciliation of U.S. GAAP Net Earnings to Adjusted Net Earnings and U.S. GAAP EPS to Adjusted EPS
Below is a reconciliation of U.S. GAAP net earnings and U.S. GAAP EPS to adjusted net earnings and adjusted EPS for the three and six months ended June 30, 2019 compared to the prior year period:

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions, except per share amounts)	2019		2018		2019		2018
U.S. GAAP net (loss) earnings and U.S. GAAP EPS	$(168.5)	$(0.33)	$37.5	$0.07	$(193.5)	$(0.38)	$124.6	$0.24
Purchase accounting related amortization (primarily included in cost of sales) (a)	440.0		430.3		875.4		853.7
Litigation settlements and other contingencies, net	20.9		(46.4)		21.6		(30.2)
Interest expense (primarily clean energy investment financing and accretion of contingent consideration)	6.9		9.2		14.2		18.9
Clean energy investments pre-tax loss	16.2		23.0		33.2		46.0
Acquisition related costs (primarily included in SG&A) (b)	5.5		10.2		13.6		12.5
Restructuring related costs (c)	57.6		76.1		77.5		121.5
Share-based compensation expense (d)	16.8		—		34.8		—
Other special items included in:
Cost of sales (e)	112.1		64.0		197.2		74.0
Research and development expense (f)	27.1		50.5		60.2		97.1
Selling, general and administrative expense	10.8		32.1		24.7		33.9
Other expense, net (g)	—		6.8		—		24.2
Tax effect of the above items and other income tax related items (h)	(12.6)		(141.8)		(204.2)		(329.1)
Adjusted net earnings and adjusted EPS	$532.8	$1.03	$551.5	$1.07	$954.7	$1.85	$1,047.1	$2.03
Weighted average diluted ordinary shares outstanding	516.3		516.3		516.5		516.6
____________
Significant items for the three and six months ended June 30, 2019 include the following:

(a)	The increase in purchase accounting related amortization is primarily due to amortization expense related to certain product rights acquisitions which occurred in 2018 and 2019.

(b)	Acquisition related costs consist primarily of transaction costs including legal and consulting fees and integration activities.

(c)
For the three months ended June 30, 2019, approximately $46.3 million is included in cost of sales and $11.3 million is included in SG&A. For the six months ended June 30, 2019, approximately $60.8 million is included in cost of sales, approximately $0.1 million is included in R&D, and approximately $16.6 million is included in SG&A. Refer to Note 17 Restructuring included in Part I, Item 1 of the Form 10-Q for additional information.

(d)
Beginning in 2019, share-based compensation expense is excluded from adjusted net earnings and adjusted EPS. The full year impact for the year ended December 31, 2018 was insignificant. As such, the three and six months ended June 30, 2018 amounts were not added back to U.S. GAAP net earnings.

(e)
The three months ended June 30, 2019 increased $48.1 million primarily related to the impact of the Valsartan product recall, the termination of a contract and certain other inventory write-offs. The six months ended June

30, 2019 increased $123.2 million for certain incremental manufacturing variances and site remediation activities as a result of the activities at the Company’s Morgantown plant and the items also impacting the change for the three-month period.

(f)
R&D expense for the three months ended June 30, 2019 consists primarily of payments for product development arrangements of approximately $23.4 million, which includes $18.4 million related to the expansion of the YUPELRI® agreement with Theravance, and the remaining expense relates to on-going collaboration agreements. R&D expense for the six months ended June 30, 2019 consists primarily of payments for product development arrangements of approximately $46.7 million, including $18.4 million for the expansion of the YUPELRI® agreement and $23.3 million related to non-refundable upfront licensing amounts for a product in development. The remaining expense relates to on-going development collaborations. Refer to Note 4 Acquisitions and Other Transactions included in Part I, Item 1 of the Form 10-Q for additional information. R&D expense for the three months ended June 30, 2018 includes two non-refundable upfront payments totaling approximately $30.5 million for development agreements entered into during the quarter, and the remaining expense relates to on-going collaboration agreements, including Momenta Pharmaceuticals, Inc. For the six months ended June 30, 2018, R&D expense includes $73.5 million related to four non-refundable upfront payments for development agreements entered into during the prior year period.

(g)
The 2018 amount primarily related to mark-to-market losses of investments in equity securities historically accounted for as available-for-sale securities and the cumulative realized gains on such investments.

(h)	The impact of changes related to uncertain tax positions is excluded from adjusted earnings.
Reconciliation of U.S. GAAP Net Earnings to EBITDA and Adjusted EBITDA
Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the three and six months ended June 30, 2019 compared to the prior year period (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
U.S. GAAP net (loss) earnings	$(168.5)	$37.5	$(193.5)	$124.6
Add / (deduct) adjustments:
Net contribution attributable to equity method investments	16.2	22.9	33.2	46.0
Income tax provision (benefit)	116.4	(18.8)	26.9	(95.4)
Interest expense	131.2	139.2	262.4	270.9
Depreciation and amortization	501.4	501.9	1,001.9	1,000.4
EBITDA	$596.7	$682.7	$1,130.9	$1,346.5
Add / (deduct) adjustments:
Share-based compensation expense (income)	16.8	(0.8)	34.8	20.6
Litigation settlements and other contingencies, net	20.9	(46.4)	21.6	(30.2)
Restructuring & other special items	213.0	231.1	370.3	343.6
Adjusted EBITDA	$847.4	$866.6	$1,557.6	$1,680.5
About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 7,500 marketed products around the world, including antiretroviral therapies on which more than 40% of people being treated for HIV/AIDS globally depend. We market our products in more than 165 countries and territories. We are one of the world's largest producers of active pharmaceutical ingredients. Every member of our approximately 35,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at Mylan.com. We routinely post information that may be important to investors on our website at investor.mylan.com.
Forward-Looking Statements
This release contains "forward-looking statements." These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, reaffirming our 2019 financial guidance and business outlook; that our performance highlights our stable and durable cash flow profile, and allows us to remain committed to our deleveraging strategy to repay $1.1 billion of debt by the end of 2019; we remain fully committed to maintaining our investment grade credit rating; for the full year 2019, we are reaffirming our guidance ranges for total revenue of $11.5 billion to $12.5 billion, adjusted EPS guidance range of $3.80 to $4.80 and adjusted free cash flow range of $1.9 billion to $2.3 billion; and any other statements about Mylan's future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. These may often be identified by the use of words such as "will," "may," "could," "should," "would," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "pipeline," "intend," "continue," "target," "seek," and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: with respect to the proposed combination of Mylan and Upjohn Inc. ("Upjohn"), Pfizer Inc.’s off-patent branded and generic established medicines business (the “Combination”), the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the Combination, changes in relevant tax and other laws, the parties’ ability to consummate the Combination, the conditions to the completion of the Combination, including receipt of approval of Mylan’s shareholders, not being satisfied or waived on the anticipated timeframe or at all, the regulatory approvals required for the Combination not being obtained on the terms expected or on the anticipated schedule or at all, the integration of Mylan and Upjohn being more difficult, time consuming or costly than expected, Mylan’s and Upjohn’s failure to achieve expected or targeted future financial and operating performance and results, the possibility that the combined company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the Combination within the expected time frames or at all or to successfully integrate Mylan and Upjohn, customer loss and business disruption being greater than expected following the Combination, the retention of key employees being more difficult following the Combination, changes in third-party relationships and changes in the economic and financial conditions of the business of Mylan or Upjohn; actions and decisions of healthcare and pharmaceutical regulators; failure to achieve expected or targeted future financial and operating performance and results; uncertainties regarding future demand, pricing and reimbursement for our or Upjohn’s products; any regulatory, legal or other impediments to Mylan's or Upjohn’s ability to bring new products to market, including, but not limited to, where Mylan or Upjohn uses its business judgment and decides to manufacture, market and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an "at-risk launch"); success of clinical trials and Mylan's or Upjohn’s ability to execute on new product opportunities; any changes in or difficulties with our or Upjohn’s manufacturing facilities, including with respect to remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government investigations, and the impact of any such proceedings on our or Upjohn’s financial condition, results of operations and/or cash flows; the ability to meet expectations regarding the accounting and tax treatments of acquisitions, including Mylan's acquisition of Mylan Inc. and Abbott Laboratories' non-U.S. developed markets specialty and branded generics business (the “EPD Business Acquisition”); changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; any significant breach of data security or data privacy or disruptions to our or Upjohn’s information technology systems; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; the impact of competition;

identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets being more difficult, time-consuming or costly than anticipated; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with strategic acquisitions, strategic initiatives or restructuring programs within the expected time-frames or at all; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan's business activities, see the risks described in Mylan's Annual Report on Form 10-K for the year ended December 31, 2018, as amended, and our other filings with the Securities and Exchange Commission (the "SEC"). You can access Mylan's filings with the SEC through the SEC website at www.sec.gov or through our website, and Mylan strongly encourages you to do so. Mylan routinely posts information that may be important to investors on our website at investor.mylan.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release other than as required by law.

Mylan N.V. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Net sales	$2,818.2	$2,755.5	$5,278.8	$5,405.9
Other revenues	33.3	52.8	68.2	86.9
Total revenues	2,851.5	2,808.3	5,347.0	5,492.8
Cost of sales	1,918.9	1,845.8	3,609.2	3,546.0
Gross profit	932.6	962.5	1,737.8	1,946.8
Operating expenses:
Research and development	147.6	206.7	320.2	411.6
Selling, general and administrative	668.6	623.3	1,276.5	1,230.8
Litigation settlements and other contingencies, net	20.9	(46.4)	21.6	(30.2)
Total operating expenses	837.1	783.6	1,618.3	1,612.2
Earnings from operations	95.5	178.9	119.5	334.6
Interest expense	131.2	139.2	262.4	270.9
Other expense, net	16.4	21.0	23.7	34.5
(Loss) Earnings before income taxes	(52.1)	18.7	(166.6)	29.2
Income tax provision (benefit)	116.4	(18.8)	26.9	(95.4)
Net (loss) earnings	(168.5)	37.5	(193.5)	124.6
(Loss) Earnings per ordinary share:
Basic	$(0.33)	$0.07	$(0.38)	$0.24
Diluted	$(0.33)	$0.07	$(0.38)	$0.24
Weighted average ordinary shares outstanding:
Basic	515.5	514.4	515.3	514.4
Diluted	515.5	516.3	515.3	516.6

Mylan N.V. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	June 30, 2019	December 31, 2018
ASSETS
Assets
Current assets:
Cash and cash equivalents	$211.5	$388.1
Accounts receivable, net	2,703.8	2,881.0
Inventories	2,776.2	2,580.2
Prepaid expenses and other current assets	573.9	518.4
Total current assets	6,265.4	6,367.7
Intangible assets, net	12,730.7	13,664.6
Goodwill	9,692.9	9,747.8
Other non-current assets	3,127.9	2,954.8
Total assets	$31,816.9	$32,734.9
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$724.4	$699.8
Current liabilities	3,835.9	3,888.0
Long-term debt	12,590.1	13,161.2
Other non-current liabilities	2,763.7	2,818.8
Total liabilities	19,914.1	20,567.8
Mylan N.V. shareholders' equity	11,902.8	12,167.1
Total liabilities and equity	$31,816.9	$32,734.9

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)
Summary of Total Revenues by Segment

	Three Months Ended
	June 30,
(In millions)	2019	2018	% Change	2019 Currency Impact (1)	2019 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
North America	$1,023.4	$1,000.8	2%	$2.2	$1,025.6	2%
Europe	989.6	990.6	—%	59.5	1,049.1	6%
Rest of World	805.2	764.1	5%	31.9	837.1	10%
Total net sales	2,818.2	2,755.5	2%	93.6	2,911.8	6%

Other revenues (3)	33.3	52.8	(37)%	0.7	34.0	(36)%
Consolidated total revenues (4)	$2,851.5	$2,808.3	2%	$94.3	$2,945.8	5%

	Six Months Ended
	June 30,
	2019	2018	% Change	2019 Currency Impact (1)	2019 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
North America	$1,946.3	$1,986.1	(2)%	$4.9	$1,951.2	(2)%
Europe	1,884.9	2,029.0	(7)%	137.0	2,021.9	—%
Rest of World	1,447.6	1,390.8	4%	83.7	1,531.3	10%
Total net sales	5,278.8	5,405.9	(2)%	225.6	5,504.4	2%

Other revenues (3)	68.2	86.9	(22)%	1.6	69.8	(20)%
Consolidated total revenues (4)	$5,347.0	$5,492.8	(3)%	$227.2	$5,574.2	1%
____________

(1)	Currency impact is shown as unfavorable (favorable).

(2)
The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2019 constant currency net sales or revenues to the corresponding amount in the prior year.

(3)
For the three months ended June 30, 2019, other revenues in North America, Europe, and Rest of World were approximately $19.1 million, $3.8 million, and $10.4 million, respectively. For the six months ended June 30, 2019, other revenues in North America, Europe, and Rest of World were approximately $41.2 million, $8.5 million, and $18.5 million, respectively.

(4)	Amounts exclude intersegment revenue that eliminates on a consolidated basis.

Reconciliation of Income Statement Line Items

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
U.S. GAAP cost of sales	$1,918.9	$1,845.8	$3,609.2	$3,546.0
Deduct:
Purchase accounting amortization and other related items	(440.0)	(427.4)	(875.4)	(848.3)
Acquisition related items	(1.6)	(0.8)	(2.1)	(1.0)
Restructuring and related costs	(46.3)	(41.0)	(60.8)	(45.4)
Share-based compensation expense	(0.5)	—	(0.5)	—
Other special items	(112.1)	(64.0)	(197.2)	(74.0)
Adjusted cost of sales	$1,318.4	$1,312.6	$2,473.2	$2,577.3

Adjusted gross profit (a)	$1,533.1	$1,495.7	$2,873.8	$2,915.5

Adjusted gross margin (a)	54%	53%	54%	53%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
U.S. GAAP R&D	$147.6	$206.7	$320.2	$411.6
Deduct:
Acquisition related costs	—	(0.4)	(0.3)	(0.5)
Restructuring and related costs	—	(11.8)	(0.1)	(16.7)
Purchase accounting amortization and other related items	—	(0.1)	—	(0.1)
Share-based compensation expense	(0.9)	—	(1.0)	—
Other special items	(27.1)	(50.5)	(60.2)	(97.1)
Adjusted R&D	$119.6	$143.9	$258.6	$297.2

Adjusted R&D as % of total revenues	4%	5%	5%	5%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
U.S. GAAP SG&A	$668.6	$623.3	$1,276.5	$1,230.8
Deduct:
Acquisition related costs	(3.9)	(9.1)	(11.2)	(11.1)
Restructuring and related costs	(11.3)	(23.6)	(16.6)	(59.7)
Purchase accounting amortization and other related items	—	(2.9)	—	(5.3)
Share-based compensation expense	(15.4)	—	(33.3)	—
Other special items	(10.8)	(32.1)	(24.7)	(33.9)
Adjusted SG&A	$627.2	$555.6	$1,190.7	$1,120.8

Adjusted SG&A as % of total revenues	22%	20%	22%	20%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
U.S. GAAP total operating expenses	$837.1	$783.6	$1,618.3	$1,612.2
Add / (Deduct):
Litigation settlements and other contingencies, net	(20.9)	46.4	(21.6)	30.2
R&D adjustments	(28.0)	(62.8)	(61.6)	(114.4)
SG&A adjustments	(41.4)	(67.7)	(85.8)	(110.0)
Adjusted total operating expenses	$746.8	$699.5	$1,449.3	$1,418.0

Adjusted earnings from operations (b)	$786.3	$796.2	$1,424.5	$1,497.5

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
U.S. GAAP interest expense	$131.2	$139.2	$262.4	$270.9
Deduct:
Interest expense related to clean energy investments	(1.5)	(2.1)	(3.2)	(4.4)
Accretion of contingent consideration liability	(3.9)	(5.5)	(8.2)	(11.0)
Other special items	(1.5)	(1.6)	(2.8)	(3.5)
Adjusted interest expense	$124.3	$130.0	$248.2	$252.0

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
U.S. GAAP other expense, net	$16.4	$21.0	$23.7	$34.5
Add / (Deduct):
Clean energy investments pre-tax loss (c)	(16.2)	(23.0)	(33.2)	(46.0)
Restructuring and related costs	—	0.3	—	0.3
Other items (d)	—	(6.8)	—	(24.2)
Adjusted other income	$0.2	$(8.5)	$(9.5)	$(35.4)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
U.S. GAAP (loss) earnings before income taxes	$(52.1)	$18.7	$(166.6)	$29.2
Total pre-tax non-GAAP adjustments	714.1	655.9	1,352.6	1,251.7
Adjusted earnings before income taxes	$662.0	$674.6	$1,186.0	$1,280.9

U.S. GAAP income provision (benefit)	$116.4	$(18.8)	$26.9	$(95.4)
Adjusted tax expense	12.7	142.0	204.4	329.2
Adjusted income tax provision	$129.1	$123.2	$231.3	$233.8

Adjusted effective tax rate	19.5%	18.3%	19.5%	18.3%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
U.S. GAAP net cash provided by operating activities	$668.9	$430.2	$629.2	$1,052.0
Add / (Deduct):
Restructuring and related costs (e)	56.5	95.9	140.2	127.4
Financing related expense	—	2.6	—	2.6
Corporate contingencies	(6.6)	110.2	(6.6)	110.2
Acquisition related costs	—	2.2	—	3.7
R&D expense	29.8	60.5	66.0	100.0
Other	19.2	5.0	19.2	5.0
Adjusted net cash provided by operating activities	$767.8	$706.6	$848.0	$1,400.9

Deduct:
Capital expenditures	(44.1)	(45.2)	(97.2)	(75.9)
Adjusted free cash flow	$723.7	$661.4	$750.8	$1,325.0
___________

(a)
U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

(b)
U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)
Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code of 1986, as amended.

(d)
2018 adjustment primarily related to mark-to-market losses of investments in equity securities historically accounted for as available-for-sale securities and the cumulative realized gains on such investments.

(e)
For the three and six months ended June 30, 2019 includes approximately $44.9 million and $100.8 million, respectively, of certain incremental manufacturing variances and site remediation expenses as a result of the activities at the Company’s Morgantown plant.

Reconciliation of EBITDA and Adjusted EBITDA
Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the respective quarterly periods:

	Three Months Ended
	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
U.S. GAAP net earnings (loss)	$176.7	$51.2	$(25.0)	$(168.5)
Add / (deduct) adjustments:
Net contribution attributable to equity method investments	12.6	20.1	17.0	16.2
Income tax provision (benefit)	15.5	25.8	(89.5)	116.4
Interest expense	136.2	135.2	131.2	131.2
Depreciation and amortization	500.6	608.9	500.5	501.4
EBITDA	$841.6	$841.2	$534.2	$596.7
Add / (deduct) adjustments:
Share-based compensation (income) expense	(29.2)	5.3	18.0	16.8
Litigation settlements and other contingencies, net	(20.4)	1.1	0.7	20.9
Restructuring & other special items	143.9	158.9	157.3	213.0
Adjusted EBITDA	$935.9	$1,006.5	$710.2	$847.4
June 30, 2019 Notional Debt to Twelve Months Ended June 30, 2019 Mylan N.V. Adjusted EBITDA as calculated under our Credit Agreements ("Credit Agreement Adjusted EBITDA") Leverage Ratio
The stated non-GAAP financial measure June 30, 2019 notional debt to twelve months ended June 30, 2019 Credit Agreement Adjusted EBITDA leverage ratio is based on the sum of (i) Mylan's adjusted EBITDA for the quarters ended September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019 and (ii) certain adjustments permitted to be included in Credit Agreement Adjusted EBITDA as of June 30, 2019 pursuant to the revolving credit facility dated as of July 27, 2018 (as amended, supplemented or otherwise modified from time to time), among Mylan Inc., as borrower, the Company, as guarantor, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Bank of America, N.A., as administrative agent and the Company's term loan credit facility dated as of November 22, 2016 (as amended, supplemented or otherwise modified from time to time), among the Company, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Goldman Sachs Bank USA, as administrative agent (together, the "Credit Agreements") as compared to Mylan's June 30, 2019 total debt and other current obligations at notional amounts.

	Three Months Ended				Twelve Months Ended
	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	June 30, 2019
Mylan N.V. Adjusted EBITDA	$935.9	$1,006.5	$710.2	$847.4	$3,500.0
Add: other adjustments including estimated synergies					41.6
Credit Agreement Adjusted EBITDA					$3,541.6

Reported debt balances:
Long-term debt, including current portion					$13,264.1
Short-term borrowings and other current obligations					328.0
Total					$13,592.1
Add / (deduct):
Net discount on various debt issuances					34.0
Deferred financing fees					67.6
Fair value adjustment for hedged debt					(24.0)
Total debt at notional amounts					$13,669.7

Notional debt to Credit Agreement Adjusted EBITDA Leverage Ratio					3.9
Long-term average debt to Credit Agreement Adjusted EBITDA leverage ratio target of ~3.0x
The stated forward-looking non-GAAP financial measure, targeted long term average leverage of ~3.0x debt-to-Credit Agreement Adjusted EBITDA, is based on the ratio of (i) targeted long-term average debt, and (ii) targeted long-term Credit Agreement Adjusted EBITDA. However, the Company has not quantified future amounts to develop the target but has stated its goal to manage long-term average debt and adjusted earnings and EBITDA over time in order to generally maintain the target. This target does not reflect Company guidance.